EXHIBIT 3.1
ARTICLES OF AMENDMENT TO THE
RESTATED ARTICLES OF INCORPORATION OF FLOWERS FOODS, INC.
     In accordance with Section 14-2-1006 of the Georgia Business Corporation Code (the “Code”), Flowers Foods, Inc. (the “Company”), a corporation organized and existing under and by virtue of the Code, DOES HEREBY CERTIFY:
1.	The name of the Company is Flowers Foods, Inc.

2.	The first paragraph of Article II, Section 1 of the Company’s Restated Articles of Incorporation, as amended, is hereby amended by being deleted in its entirety and by substituting in lieu thereof the following:
“SECTION 1.   Authorized Capital Stock.    The Corporation shall have the authority to issue
not more than five hundred one million (501,000,000) shares of capital stock consisting of five hundred million (500,000,000) shares of Common Stock having a par value of $.01 per share, and one million (1,000,000) shares of Preferred Stock of which: (i) two hundred thousand (200,000) shares shall be designated Series A Junior Participating Preferred Stock, having a par value per share of $100 (the “Series A Preferred Stock”) and (ii) eight hundred thousand (800,000) shares of preferred stock, having a par value per share of $0.01 (the
“Preferred Stock”) to be issued in one or more series, in the manner provided below.”
3.	The first paragraph of Article III, Section 1 of the Company’s Restated Articles of Incorporation, as amended, is hereby amended by being deleted in its entirety and by substituting in lieu thereof the following:
“SECTION 1.   Designation and Amount.    There shall be a series designated as “Series A Junior
Participating Preferred Stock” (the “Series A Preferred Stock”). The number of shares constituting such series shall be 200,000 and such series shall have the rights and preferences and limitations set forth below.”
4.	The amendment to increase the number of shares of authorized common stock was duly adopted by the Company’s Board of Directors on February 8, 2008. The amendment to increase the number of shares of preferred stock to be designated as Series A Preferred Stock were duly adopted by the Company’s Board of Directors on May 30, 2008.
5.	The amendment to increase the number of shares of authorized common stock was duly approved by the Company’s shareholders at the Company’s annual meeting of shareholders held on May 30, 2008.
6.	The Board of Directors adopted the amendment to increase the number of shares of preferred stock to be designated as Series A Preferred Stock without shareholder approval. Shareholder approval was not required to adopt that amendment pursuant to Section 14-2-1002 of the Code.
[Signature appears on next page]

     IN WITNESS WHEREOF, the Company has caused these Articles of Amendment to be signed by the undersigned duly authorized officer, this 2nd day of June, 2008.

FLOWERS FOODS, INC.
By:	/s/ Stephen R. Avera
	Name:	Stephen R. Avera
	Title:	Executive Vice President, Secretary and General Counsel